UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) January 12, 2012

BLYTH, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-13026	36-2984916
(Commission File Number)	(IRS Employer Identification No.)

One East Weaver Street, Greenwich, Connecticut	06831
(Address of principal executive offices)	(Zip Code)

(203) 661-1926
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see  General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 12, 2012, Blyth, Inc., a Delaware corporation (“Blyth” or the “Company”), Blyth VSH Acquisition Corporation, a Delaware corporation and an indirect wholly owned subsidiary of Blyth (“VSH”), ViSalus Holdings, LLC, a Delaware limited liability company (“ViSalus”), and Ryan Blair, in his capacity as the Sellers’ Representative, entered into the Second Amendment (the “Amendment”) to the Membership Interest Purchase Agreement, dated as of August 4, 2008, as amended by the First Amendment thereto on October 21, 2008 (the “Purchase Agreement”), pursuant to which VSH has agreed to, subject to the terms and conditions of the Purchase Agreement, purchase all of the outstanding membership interests in ViSalus in a series of purchases.  Terms used but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement, as amended.

Under the terms of the Amendment, substantially all of the units that were to be purchased at the Third Closing, which was previously scheduled to occur in April 2012 following finalization of the Third Closing EBITDA, were acquired on January 12, 2012, and Blyth now owns approximately 71.7% of ViSalus.   At the Initial Third Closing, VSH acquired additional Purchased Units for an aggregate payment of approximately $20.0 million to the sellers ($9.9 million of which was paid to Ropart Asset Management Fund, a related party as described in Note 15 of our Quarterly Report for the quarterly period ended October 31, 2011, which is incorporated into this Item 1.01 by reference) and the delivery to Ryan Blair, Nick Sarnicola and Blake Mallen, the founders of ViSalus (the “Founders”), of a total of 340,662 unregistered shares of the Company’s common stock (the “Company Stock”) that may not be sold or transferred prior to January 12, 2014.  Due to the restrictions on transfer, the Company Stock was issued at a discount to its current trading price.

In addition, on or after February 8, 2012 VSH will purchase approximately 1% of ViSalus from a former employee and following such purchase Blyth will own approximately 72.7% of ViSalus.

The payments made by VSH in the Third Closing were based upon an estimate of the amount to be paid pursuant to the formula in the Purchase Agreement, pursuant to which formula Blyth has agreed to pay a multiple of ViSalus’s adjusted EBITDA.  Based upon such estimate, that amount has increased to more than $250 million for 2011 compared to $16 million for 2010 (which reflects the increase ViSalus’s sales to $231 million in 2011 from $34 million in 2010).  The Amendment provides for a true-up payment at the Third Closing in the event there is a difference between the Estimated 2011 EBITDA and the Third Closing EBITDA.

The foregoing description of the Purchase Agreement, including the Amendment, is not complete and is qualified in its entirety by reference to the Purchase Agreement, which is attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on August 5, 2008, and the Amendment, which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.  The Purchase Agreement and the Amendment have been provided to give investors information regarding their terms.  They are not intended to provide any other factual information about Blyth, VSH, ViSalus or the Sellers.  In particular, the assertions embodied in ViSalus’ representations and warranties contained in the Purchase Agreement are qualified by information in the disclosure schedule provided by ViSalus to Blyth and VSH in connection with the signing of the Purchase Agreement and its subsequent amendments.  This disclosure schedule, which is not being filed, contains information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Purchase Agreement.  Moreover, certain representations and warranties in the Purchase Agreement were used for the purpose of allocating risk between Blyth, VSH, ViSalus and the Sellers rather than establishing matters as facts.  Accordingly, you should not rely on the representations and warranties in the Purchase Agreement as characterizations of the actual state of facts about Blyth, VSH, ViSalus or the Sellers.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 3.02 by reference.

The issuance and sale of the 340,662 shares of Company Stock to the Founders is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act (“Regulation D”).  Each of the Founders has represented to the Company that he is an “accredited investor” as defined in Regulation D and that the Company Stock is being acquired for investment purposes.  The Company has not engaged in general solicitation or advertising with regard to the issuance and sale of the Company Stock and has not offered securities to the public in connection with this issuance and sale.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

2.1
Second Amendment to Membership Interest Purchase Agreement, dated as of January 12, 2012, among Blyth, Inc., Blyth VSH Acquisition Corporation, ViSalus Holdings, LLC and the Sellers’ Representative (excludes exhibits, which the registrant agrees to furnish supplementally to the Securities and Exchange Commission upon request).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLYTH, INC.

Date: January 13, 2012	By:	/s/ Michael S. Novins
Michael S. Novins
Vice President & General Counsel